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                                                                      EXHIBIT 23




                        Independent Auditors' Consent





   The Board of Directors
   The John Nuveen Company:


   We consent to incorporation by reference in the registration statement (No. 33-46922) on Form S-8 of The John Nuveen Company of our reports dated January 14, 1997 relating to the consolidated balance sheets of The John Nuveen Company as of December 31, 1996 and 1995, and the related consolidated statements of income, changes in stockholders' equity, and cash flows and related financial statement schedules for each of the years in the three-year period ended December 31, 1996, which reports appear in or are incorporated by reference in the December 31, 1996 annual report on Form 10-K of The John Nuveen Company.




   /s/KPMG Peat Marwick LLP
   Chicago, Illinois
   March 24, 1997